Exhibit 10.1
AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

TO:Nevada Title Company	Escrow No.:
2500 N. Buffalo, Suite 240	Escrow Officer:	Carla Burchard
Las Vegas, NV 89128	Telephone:	(702) 251-5159
	Facsimile:	(702) 966-5848
          THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and effective as of June 3, 2005 by and between Pioneer Americas LLC, a Delaware limited liability company as successor to Pioneer Chlor Alkali Company Inc. (“Seller”), and Marnell Properties, LLC a Nevada limited liability company and/or assignee (“Buyer”), with respect to the following:
R E C I T A L S:
A. Seller is the owner of certain unimproved real property located in Clark County, Nevada being a portion of Assessor Parcel Numbers 178-13-101-005 and 178-12-201-012, and being more particularly described as Parcel 3A on the Amended Parcel Map attached hereto as Exhibit “A” (the “Amended Parcel Map”), together with rights and appurtenances thereto (collectively, the “Property”).
B. Buyer desires to purchase the Property from Seller, and Seller desires to sell the Property to Buyer, upon the terms and subject to the conditions set forth below. However, the mere preparation of this Agreement by Seller or Seller’s agent and submission of same to Buyer shall not be deemed an offer to sell the Property. As a result, Seller may have made or subsequently might make other proposals to sell the Property. Buyer must be aware that Seller’s customary practice is not to bind itself to sell the Property until (as is provided below) this Agreement has been fully executed by both Buyer and Seller and the “Escrow Holder” has timely received the “Initial Deposit” (as such terms are defined below) in good funds.
NOW THEREFORE, in consideration of the foregoing, and the mutual covenants of the parties herein, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree and instruct Nevada Title Company (the “Escrow Holder”) with regard to the escrow (“Escrow”) created pursuant hereto as follows:

     1. Recitals. The Recitals set forth above are incorporated herein by reference and made a part of this Agreement as fully as if set forth herein verbatim.
     2. Purchase and Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon the terms and conditions set forth in this Agreement.
     3. Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Twenty-Four Million Dollars ($24,000,000.00). The Purchase Price shall be payable as follows:
     a. After this Agreement is executed and delivered by both Buyer and Seller, Buyer shall pay to Escrow Holder to hold in an interest bearing account in the Escrow the sum of Two Hundred Thousand Dollars ($200,000.00) (the “Initial Deposit”).
     b. Upon the expiration of the Inspection Period (as defined below), Buyer shall pay to the Escrow Holder in an interest bearing account in the Escrow an additional deposit of Two Hundred Thousand Dollars ($200,000.00) (the “Additional Deposit”). The Initial Deposit and the Additional Deposit paid to the Escrow Holder in accordance with this Agreement shall hereinafter be referred to as the “Deposit”. The Deposit and any interest accrued therefrom, shall be credited toward the Purchase Price upon the successful “Closing”, as hereafter defined. The accrued interest shall be disbursed to the party to whom the Deposit is ultimately disbursed in accordance with the terms of this Agreement.
     c. If at the end of the Inspection Period, the result of Buyer’s Suitability Determination (as defined below) is favorable (or is deemed favorable because Buyer failed to give timely notice), then the Deposit will become nonrefundable and the Escrow Holder shall immediately release the Deposit and accrued interest to Seller. The Deposit and interest accrued on the Deposit during the Inspection Period shall be applied to the Purchase Price.
     d. On or before Closing, Buyer shall deposit or cause to be deposited with the Escrow Holder, by a confirmed wire transfer, the balance of the Purchase Price, plus such additional funds, if any, as may be required to pay Buyer’s share of prorations and closing costs, as set forth herein.
     4. Inspection Period; Buyer’s Suitability Determination
     a. Buyer shall have until 5:00 PM (PDT) on August 31, 2005 (the “Inspection Period”) to investigate, review and approve the physical condition of the Property, including, without limitation, conducting any engineering inspections, tests and examinations of the Property to determine if the Property is suitable, in Buyer’s sole opinion, for Buyer’s intended use of the Property and to consider such other matters as may be relevant to Buyer’s determination to purchase the Property. Buyer’s determination during the Inspection Period that the Property is suitable is referred to hereinafter as “Buyer’s Suitability Determination.”
     b. During the course of the Inspection Period, Seller shall make available during normal business hours for inspection and copying, all nonconfidential reports, studies and documents in Seller’s possession or control relating to the Property, and all material correspondence and current agreements with governmental agencies relative to the Property and its future development (collectively, “Seller’s Materials”). Buyer acknowledges and understands that Seller’s Materials may have been prepared by parties other than Seller and that Seller makes no representation or warranty whatsoever, express or implied, as to the completeness, content or accuracy of such materials. Buyer specifically releases Seller from all claims, whether known or unknown, which are or may be asserted against or incurred by Buyer by reason of the information contained in, or that should have been contained in, Seller’s Materials.
     c. At any time prior to the expiration of the Inspection Period, Buyer and its representatives and consultants, at Buyer’s sole cost and expense, and upon not less than three (3) days prior written notice, shall have the right to enter upon and inspect the Property and conduct such soils, engineering and environmental tests as Buyer may desire. Prior to commencing any tests or investigation which involve the drilling or disturbance of the surface of the Property, Buyer shall submit to Seller its operational plans for conducting such inspections and tests, which plans shall be subject to Seller’s reasonable prior written approval. Seller reserves the right to have a representative present during any inspection or test. Buyer must provide a certificate or other written evidence of casualty insurance satisfactory to Seller prior to Buyer’s (or Buyer’s consultants’) entry upon the Property. Buyer shall promptly restore the Property to the condition existing immediately prior to any such inspections and/or test and shall provide Seller with copies of any reports or data obtained, without charge. Buyer shall be solely responsible for any costs incurred in connection with its review, inspection and/or investigation of the matters set forth in this Section, and Buyer hereby agrees to protect, defend, indemnify and hold Seller and the Property free and harmless from any and all costs and liability therefor (including without limitation, attorneys’ fees and expenses) and for any damage to the Property resulting from such inspections or tests. This indemnity shall survive termination of the Agreement without transfer of title to Buyer.
     d. Buyer’s Suitability Determination of the Property will be made in Buyer’s sole discretion during the Inspection Period. On or before 5:00 P.M. (PDT) on the last day of the Inspection Period Buyer must submit to both Seller and the Escrow holder written notice of the result of Buyer’s Suitability Determination. If Buyer neglects to submit written notice of the result of Buyer’s Suitability Determination on or before 5:00 P.M. (PDT) on the last day of the Inspection Period, then Buyer’s Suitability Determination will be deemed favorable, Buyer will be obligated to purchase the Property on the terms of this Agreement, and Buyer must immediately pay the Additional Deposit to the Escrow Holder, and then both the Initial Deposit and the Additional Deposit will become nonrefundable and the Escrow Holder must immediately release the entire Initial Deposit (with interest accrued while the Initial Deposit was held by Escrow Holder) and the Additional Deposit to Seller.
     e. If the result of Buyer’s Suitability Determination is favorable, then Buyer will be obligated to purchase the Property on the terms of this Agreement, and Buyer must immediately pay the Additional Deposit to the Escrow Holder, and then both the Initial Deposit and the Additional Deposit will become nonrefundable and the Escrow Holder must immediately release the entire Initial Deposit (with interest accrued while the Initial Deposit was held by Escrow Holder) and the Additional Deposit to Seller.
     f. If the result of Buyer’s Suitability Determination is negative, then Buyer will not be obligated to purchase the Property, this Agreement will immediately terminate, and the Initial Deposit, together with any interest earned thereon, will be refunded to Buyer without any further approval from the Seller, and the parties will have no further obligation to each other except for the indemnity obligations of Buyer set forth herein. If the result of Buyer’s Suitability Determination is negative, Buyer must also deliver the results of all of Buyer’s inspections and studies of the Property to Seller.
     5.  “AS IS” Sale. Buyer acknowledges and agrees that:
     a. Buyer is experienced in the ownership and development of properties similar to the Property.
     b. Buyer is fully relying on Buyer’s (or Buyer’s representatives’) inspections of the Property and not upon any statements (oral or written), which may have been made or may be made (or purportedly made) by Seller or any of its representatives.
     c. Buyer has (or Buyer’s representatives have), or prior to the end of the Inspection Period will have, thoroughly inspected and examined the Property to the extent deemed necessary by Buyer in order to enable Buyer to adequately evaluate the condition of the Property and all other aspects of the Property (including, but not limited to, the environmental condition of the Property), and Buyer acknowledges that Buyer is relying solely upon its own (or its representatives’) inspection, examination and evaluation of the Property, as a material part of the consideration of this Agreement and the purchase of the Property.
     d. Buyer acknowledges that adjoining the Property is certain property owned by Seller that is a part of Parcel 4-A on the Amended Parcel Map, and that (i) such adjoining property is currently used for the production of chemicals that constitute inhalation hazards, (ii) such adjoining property has been used in the past for the production of other hazardous chemicals, including some chemicals that have been identified as carcinogens, and (iii) access to portions of such adjoining property that have been contaminated as a result of past production practices must be prohibited.
     e. At Closing Buyer will accept the Property in its “as is, where is” condition and with all faults, and without representations and warranties of any kind, express or implied, or arising by operation of law, except only to the extent as may be otherwise expressly set forth in this Agreement. Without limiting the generality of the foregoing, in connection with the sale of the Property to Buyer, except to the extent expressly set forth in this Agreement, Seller and Seller’s agents, employees, attorneys, contractors and affiliates (“Seller’s Related Parties”) have made no, and specifically disclaim, and Buyer accepts that Seller and Seller’s Related Parties have disclaimed, any and all representations, guaranties or warranties, express or implied, or arising by operation of law, of or relating to the Property, including without limitation, of or relating to:
     i. The use, income potential, expenses, operation, characteristics or condition of the Property or any portion thereof, including without limitation, warranties of suitability, habitability, merchantability, design or fitness for any specific or a particular purpose, or good and workmanlike construction,
     ii. The nature, manner, construction, condition, state of repair or lack of repair of the Property, on the surface or subsurface thereof, whether or not obvious, visible or apparent,
     iii. The nature or quality of construction, grading, soil compaction, structural design or engineering of the Property,
     iv. The environmental condition of the Property and the presence or absence of or contamination by hazardous material, or the compliance of the Property with regulations or laws pertaining to health or the environment,
     v. A Lease agreement for billboard locations on the property with Peckman Sign Company, LLC (“Peckman Sign Company Billboard Lease”) in the form attached hereto as Exhibit B concerning the lease of billboard locations at the Property,
     vi. Matters shown on the Amended Parcel Map;
     vii. The covenants, conditions and restrictions concerning the future use and development of the Property found within a Declaration of Covenants Conditions and

Restrictions in the form attached hereto as Exhibit C (the “Declaration of Covenants Conditions and Restrictions”);
     viii. The threatened condemnation of a portion of the Property for Eastgate Road by the City of Henderson approximately at the location of an access easement shown on a parcel map recorded in File 100, Page 24 of Parcel Maps, Office of the County Recorder, Clark County, Nevada; and
     ix. The soil conditions, drainage, flooding characteristics, utilities or other conditions existing in, on or under the Property.
     f. Upon Closing, Buyer will expressly assume all risks, liabilities, claims, damages and costs (and agrees that Seller shall not be liable for any special, direct, indirect, consequential, or other damages) resulting or arising from or related to the ownership, use, condition, location, maintenance, repair or operation of the Property except as otherwise expressly provided herein. Without in any way limiting the foregoing, Buyer releases Seller and Seller’s Related Parties from any and all claims, demands, causes of action, judgments, losses, damages, liabilities, costs and expenses (including attorneys’ fees), whether known or unknown, liquidated or contingent (collectively, “Claims”) arising from or related to (a) any defects, errors or omissions in the Property, whether the same are a result of negligence or otherwise; or (b) other conditions (including environmental conditions) affecting the Property, whether the same are a result of negligence or otherwise. Buyer hereby represents, warrants, and acknowledges to the Seller and Seller’s Related Parties that it understands the foregoing release. This Section specifically includes any Claims under any Environmental Laws, or under the Americans with Disabilities Act of 1990, (42 U.S.C. 12101 et seq.). Environmental Laws include, but are not limited to, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S. C. 11001 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Clean Water Act (33 U.S.C. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 136 et seq.), and the Safe Drinking Water Act (42 U.S.C. 300f et seq.), as any of the same may be amended from time to time, and any state or local law dealing with environmental matters, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether the same are in existence on the date of this Agreement. The provisions of this Section shall survive the Closing.
     6. Condition of Title. Title to the Property shall be conveyed to Buyer by a Grant, Bargain and Sale Deed (the “Grant, Bargain and Sale Deed”) subject only to the following conditions of title (collectively, “Permitted Exceptions”):

     a. A lien to secure payment of unpaid real estate taxes and assessments, not delinquent;
     b. Matters affecting the condition of title created by or with the written consent of Buyer;
     c. Covenants, conditions, encumbrances, easements and restrictions and all other matters of record as shown on a preliminary title report (“Preliminary Title Report”) issued by or through the Escrow Holder, which are approved or deemed approved by Buyer in accordance with this Section;
     d. All matters which would be disclosed by a physical inspection and/or an accurate survey of the Property not disapproved by Buyer pursuant to this Agreement;
     e. The threatened condemnation by the City of Henderson of a portion of the Property for Eastgate Road;
     f. The Peckman Sign Company Billboard Lease;
     g. Matters shown on the Amended Parcel Map;
     h. The Declaration of Covenants Conditions and Restrictions; and
     i. Zoning ordinances and regulations and any other laws, ordinances and governmental regulations and restrictions regulating the use, occupancy or enjoyment of the Property.
7. Title Examination and Policy.
     a. The Escrow Holder will provide the Preliminary Title Report to Buyer, together with copies of underlying documents identified as exceptions in the Preliminary Title Report, as soon as practical after the mutual execution and delivery of this Agreement. Buyer shall have thirty (30) days from receipt to examine the Preliminary Title Report and exceptions, and to specify to Seller those items reflected thereon which Buyer will accept (“Permitted Exceptions”) and those items which Buyer finds objectionable (“Title Objections”). If Buyer does not deliver to Seller a written notice specifying those items that are Permitted Exceptions and Title Objections within the above-stated time period, then all of the items reflected on the Preliminary Title Report shall be considered to be Permitted Exceptions. If Buyer timely delivers a Title

Objections notice to Seller, Seller shall, within three (3) business days of receipt of the Title Objections, advise Buyer in writing which Title Objections, if any, that Seller is willing and able to correct or remedy by the Closing. If there are any Title Objections which Seller is either unwilling or unable to correct or remedy, Buyer shall have the right, by written notice delivered to Seller within three (3) business days of Seller’s notice, to either accept the Property with the Title Objections which Seller refuses or is unwilling to correct or remedy, or terminate this Agreement, in which event all documents delivered by Seller to Buyer shall be returned to Seller, the results of Buyer’s inspections and studies of the Property, if any, shall be delivered to Seller, the Deposit and all interest accrued thereon shall be returned to Buyer, and thereafter this Agreement and the Escrow created pursuant hereto shall be deemed terminated and, except for the indemnity obligations of Buyer set forth in this Agreement, neither party shall have any further rights or obligations hereunder.
     b. Title shall be evidenced by a CLTA Owner’s Standard Coverage Policy of Title Insurance ("Title Policy"), issued by a reputable title insurance company in the amount of the Purchase Price, showing title to the Property vested in Buyer, subject only to the Permitted Exceptions. Buyer, at its option and at its sole cost and expense for the incremental premium amount in excess of the standard owner’s policy, shall have the right to obtain ALTA extended coverage; provided, however, that the failure to obtain such extended coverage shall not be a condition to or delay the Closing. Buyer shall be responsible for the cost and preparation of any survey of the Property Buyer may wish to conduct.
     8. Conditions to Seller’s Obligation to Sell the Property. Seller’s obligation to close the transactions contemplated by this Agreement is conditioned upon
     a. Buyer having performed and complied with all terms, covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;
     b. Seller having received approval of the Amended Parcel Map from all governmental agencies with jurisdictions and recorded (or caused to be recorded) the Amended Parcel Map;
     c. Seller having received a letter of opinion from a qualified appraiser confirming the Purchase Price is fair market value for the Property;
     d. The board of directors of Seller having approved this Agreement;
     e. Seller having received a release of the Property from the lien of the indenture securing certain of Seller’s debt; and

     f. Seller having received consent to the sale of the Property from its revolving credit lender.
     9. Escrow.
     a. Opening of Escrow. Within two (2) business days of the execution of this Agreement by Buyer and Seller, Buyer shall deliver an executed counterpart original of this Agreement to the Escrow Holder, and the parties shall open Escrow with the Escrow Holder at the address set forth on Page 1 of this Agreement. This Agreement, together with the Escrow Holder’s approved general instructions, shall constitute the Escrow Instructions for the consummation of the transaction contemplated herein. In addition, Seller and Buyer shall execute and deliver such reasonable or customary supplemental escrow instructions or other instruments as may be reasonably required by the Escrow Holder. If there is any inconsistency or conflict between this Agreement and the Escrow Holder’s printed general instructions or any supplemental instructions executed by Buyer and Seller, this Agreement shall control.
     b. Closing. For the purposes of this Agreement, the “Closing” shall be defined as the date that the Grant Bargain Sale Deed conveying the Property to Buyer is recorded in the Official Records of Clark County, Nevada. The Closing shall occur upon Buyer’s written notice to Seller of the date that Buyer desires the Closing which date will be no later than October 31, 2005. Buyer shall provide reasonable notice to Seller of the expected Closing.
     c. Recordation of the Amended Parcel Map and the Declaration of Covenants Conditions and Restrictions. On or before the Closing Seller will record (or cause to be recorded) the Amended Parcel Map and the Declaration of Covenants Conditions and Restrictions.
     d. Prorations.
     i. The Escrow Holder shall prorate all real property taxes, assessments and other expenses of the Property between Buyer and Seller as of the Closing based upon the latest available information. Seller shall be responsible for all such taxes and assessments levied or charged with respect to the Property to and including the day prior to the Closing, and Buyer shall be responsible for all taxes and assessments levied or charged with respect to the Property on and after the day of the Closing.
     ii. Any errors or omissions made in calculating adjustments and prorations shall be corrected promptly upon the discovery thereof. If any estimations are made at the Closing regarding adjustments or prorations, the parties shall make the appropriate correction promptly when accurate information becomes available. Any corrected adjustment or proration shall be paid in cash to the party entitled thereto.
     e. Deposits by Seller. Prior to the Closing, Seller shall execute and deliver to the Escrow Holder the following:
     i. The Grant Bargain Sale Deed;
     ii. A Certification of Withholding executed by Seller pursuant to Section 1445 et seq. of the Internal Revenue Code of 1986, as amended, (the “Certification”);
     iii. An Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) for the Peckman Sign Company Billboard Lease and any condemnation damages to be paid by the City of Henderson for condemnation of a portion of the Property for Eastgate Road.
     iv. A declaration of value (“Declaration of Value”) prepared by Escrow Holder for the purpose of assessing the Nevada Real Property Transfer Tax owed at the Closing.
     f. Deposits by Buyer. Prior to the Closing, Buyer shall:
     i. deposit in the Escrow the balance of the Purchase Price in the amounts and at the times designated above; and
     ii. deliver to the Escrow Holder the executed counterparts of the Declaration of Value and the Assignment and Assumption Agreement.
     g. Disbursements and Other Actions by Escrow Holder. Upon the Closing, the Escrow Holder shall promptly undertake all of the following in the manner indicated:
     i. Prorate the taxes and assessments in the manner set forth in this Agreement;
     ii. Cause the Grant Bargain Sale Deed (with the Declaration of Value), and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records of Clark County, Nevada in such order as Buyer and Seller may direct;

     iii. Disburse the Purchase Price for the Property as follows:
     (1) Deduct therefrom all items chargeable to the account of Seller pursuant hereto; and
     (2) The balance of the Purchase Price shall be disbursed to or at the direction of Seller promptly upon the Closing;
     (3) Deliver to Buyer the original Grant Bargain Sale Deed, Title Policy (when available) and a copy of any document recorded pursuant to this Agreement; and
     (4) Deliver to Seller a copy of the Title Policy (when available) and copies of all other documents delivered to Buyer.
     10. Costs and Expenses. Buyer will pay the recording fees and Buyer and Seller shall equally share the cost of the transfer taxes. Seller will pay the portion of the Title Policy premium attributable to standard or CLTA title insurance coverage. Buyer will pay the cost of extended or ALTA title insurance coverage. Buyer will pay the cost of the ALTA Survey if Buyer desires extended title insurance coverage, and the cost of any title insurance endorsements Buyer may require. Except as otherwise specifically provided herein, the Escrow fee of the Escrow Holder (including any escrow cancellation charges in the event Escrow will be canceled for any reason except a party’s default hereunder) will be shared equally by Seller and Buyer. All other costs will be allocated between Buyer and Seller in accordance with customary practice in Clark County, Nevada.
     11. Termination and Cancellation of Escrow.
     a. If this Agreement terminates or is properly terminated by either party, as provided by its terms, then each of the following shall occur:
     i. Escrow shall be deemed automatically terminated regardless of whether cancellation instructions are signed;
     ii. Neither party shall have any further obligation to the other pursuant to this Agreement except for indemnity obligations of Buyer expressly stated in this Agreement to survive the termination of this Agreement;

     iii. All rights granted to Buyer under this Agreement and in the Property shall terminate; and
     iv. Except as otherwise provided in this Agreement to the contrary, the Escrow Holder shall return all funds and documents then held in Escrow to the party depositing the same.
     b. If the Closing fails to occur because of one party’s default, the defaulting party shall be liable for all Escrow cancellation and Escrow Holder charges. If the Closing fails to occur for any other reason, Buyer and Seller shall share equally in any Escrow cancellation and Escrow Holder charges.
     12. Liquidated Damages. IF BUYER DEFAULTS HEREUNDER BY FAILING TO TIMELY CLOSE ESCROW, SELLER SHALL BE RELIEVED OF ANY OBLIGATION TO SELL THE PROPERTY TO BUYER AND SELLER SHALL BE ENTITLED TO THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH AMOUNT SHALL BE DISBURSED BY ESCROW HOLDER TO SELLER IMMEDIATELY UPON DEMAND WITHOUT THE REQUIREMENT OF BUYER’S APPROVAL OR SIGNATURE. BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IN THE CASE OF BUYER’S DEFAULT AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES IN SUCH EVENT. ESCROW HOLDER IS HEREBY RELIEVED OF LIABILITY FOR SO RELEASING THE DEPOSIT TO SELLER. IF BUYER ATTEMPTS TO INTERFERE WITH THE RELEASE OF THE DEPOSIT TO SELLER, OR COMMENCES ANY ACTION AGAINST SELLER OR THE PROPERTY ARISING OUT OF THIS AGREEMENT, THEN SELLER SHALL NOT BE LIMITED IN THE AMOUNT OF DAMAGES IT MAY RECOVER FROM BUYER. SUCH LIQUIDATED DAMAGES SHALL BE IN ADDITION TO, AND SHALL NOT LIMIT OR SUPERSEDE, ANY INDEMNITY OBLIGATIONS OF BUYER TO SELLER UNDER THIS AGREEMENT OR ANY OBLIGATIONS OF BUYER TO PAY ESCROW HOLDER’S CANCELLATION CHARGES IN THE EVENT OF BUYER’S DEFAULT. BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION AND HEREBY EVIDENCE THEIR SPECIFIC AGREEMENT TO THE TERMS OF THIS SECTION BY PLACING THEIR INITIALS IN THE PLACE PROVIDED BELOW.

Seller’s Initials	Buyer’s Initials
     13. Default By Seller And Remedies Of Buyer. In the event Seller defaults in the timely performance of any of Seller’s obligations under this Agreement, Buyer shall have either of the following remedies:
     a. Buyer shall have the right of action against Seller for specific performance; or
     b. In the alternative, Buyer may elect to terminate this Agreement by written notice to Seller (with the Deposit and interest accrued while it was held by the Escrow Holder returned to Buyer even if it was already released to Seller), whereupon all parties shall be released from liability hereunder; provided, however such termination will not limit or supersede, any indemnity obligations of Buyer to Seller under this Agreement or any obligations of Buyer to pay the Escrow Holder’s cancellation charges in the event of Buyer’s default.
     14. Representations, Warranties and Disclosures.
     a. Seller hereby represents and warrants to Buyer that:
     i. This Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Seller and are, or at the Closing will be, legal, valid and binding obligations of Seller.
     ii. Seller is not a “foreign person” within the meaning of Section 1445 et seq. of the Internal Revenue Code of 1986, as amended.
     b. Buyer hereby represents and warrants to Seller that this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer and are, or at the Closing will be, legal, valid and binding obligations of Buyer.
     15. Damage or Condemnation Prior to Closing. Seller shall promptly notify Buyer of any casualty to the Property or any condemnation proceeding (other than the threatened condemnation of a portion of the Property for Eastgate Road by the City of Henderson) occurring after the date of the Agreement and prior to the Closing. If any such damage or proceeding relates to or may result in the loss of any significant portion of the Property or materially and adversely affects access to or development of the Property, Buyer may, at its option, elect either to (a) terminate this Agreement, in which event the Deposit (with interest accrued while the Deposit was held by the Escrow Holder) shall be returned to Buyer and neither party shall have any further rights or obligations hereunder; or (b) continue this Agreement in effect, in which event, upon the Closing, Buyer shall be entitled to any compensation, awards or other payments or relief resulting from such casualty or condemnation. It is agreed that the threatened condemnation of a portion of the Property for Eastgate Road will not materially and adversely affect access to or development of the Property. This is intended as an express provision with respect to destruction and condemnation which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.
     16. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be personally delivered or sent by express or certified mail, postage prepaid, return receipt requested, hand delivered or sent by facsimile or e-mail, or via a reliable overnight courier such as Federal Express, and shall be deemed received upon the earlier of (a) if personally delivered or via overnight courier, the date of delivery to the address of the person to receive such notice; (b) if mailed, upon the date of receipt as disclosed on the return receipt; or (c) if given by e-mail or facsimile, when sent.

To Buyer:	Marnell Properties, LLC
6650 Via Austi Parkway, Suite 150
Las Vegas, Nevada 89119

To Seller:	Kent R Stephenson
Pioneer Companies Inc
700 Louisiana Street
Suite 4300
Houston, TX 77002
(713) 570-3257

With a copy to:	Mark H. Goldstein
Lionel Sawyer & Collins
300 S. 4th St.
Suite 1700
Las Vegas, NV 89101
e-mail: mgoldstein@linoelsawyer.com

To Escrow Holder: To the address set forth on Page 1 of this Agreement.
          Notice of change of address shall be given by written notice in the manner detailed in this Section. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.
     17. Partial Invalidity. If any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Agreement and the remaining parts hereof shall remain in full force and effect as fully as though such invalid, illegal or unenforceable portion had never been part of this Agreement.
     18. Attorneys’ Fees. In the event of the bringing of any action or suit by a party hereto against another party hereto by reason of any breach of any of the covenants or agreements or any inaccuracies in any of the representations and warranties on the part of the other party arising out of this Agreement, then, in that event, the prevailing party in such action or dispute, whether by final judgment or out-of-court settlement, shall be entitled to have and recover of and from the other party all costs and expenses of suit, including actual attorneys’ fees.
     19. No Brokers. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that except for Grubb & Ellis, whose commissions are payable pursuant to a separate listing agreement, no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or, to its knowledge, is in any way connected with any of such transactions. In the event of any claims for brokers’ or finders’ fees for the consummation of this Agreement, then Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer. The foregoing indemnity shall survive the Closing or any termination of this Agreement.
     20. Survival. The covenants, agreements, representations and warranties of both Buyer and Seller set forth in this Agreement shall survive any investigation of the parties, the recordation of the Grant Bargain Sale Deed and the Closing, and each party hereby indemnifies, agrees to defend and holds the other free and harmless from any loss, cost, expense, claim, liability or damage arising out of the failure to fully perform such covenant or agreement or such representation or warranty claimed or proven to be false or inaccurate.
     21. Required Actions of Buyer and Seller; Cooperation of Seller. Buyer and Seller agree to execute such instruments and documents and to diligently undertake such actions as may be required in order to consummate the purchase and sale herein contemplated and shall use their best efforts to accomplish the Closing in accordance with the provisions hereof.
     22. Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.
     23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Facsimile signatures shall be acceptable as original.

     24. Captions. Any captions to, or headings of, the sections or subsections of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.
     25. No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties thereto, to any person or entity other than the parties hereto.
     26. Exhibits. The exhibits attached hereto are hereby incorporated herein by this reference.
     27. Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.
     28. Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.
     29. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.
     30. Fees and Other Expenses. Except as otherwise provided herein, each of the parties shall pay its own fees and expenses in connection with this Agreement.
     31. Entire Agreement. Buyer acknowledges that, notwithstanding any prior or contemporaneous oral or written representations, statement, document or understandings, this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between Buyer and Seller as to the subject matter hereof. No prior or subsequent agreement, representation or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party, shall be of any effect unless it is in writing and executed by the party to be bound thereby.
     32. Successors and Assigns. This Agreement and all of the terms, conditions and provisions hereof shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Buyer shall have the unconditional right to assign its position under this Agreement for resale and profit and/or designee a nominee to take title to the Property at Closing, provided said entity assumes all obligations of Buyer under this Agreement. Following any such assignment, all references herein to “Buyer” shall mean such assignee.

     33. Computation of Periods. All periods of time referred to in this Agreement shall include all Saturdays, Sundays and Nevada or national holidays, unless the period of time specifies business days; provided that, if the date or last date to perform any act or give a notice with respect to this Agreement shall fall on a Saturday, Sunday or a Nevada or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or a Nevada or national holiday. A business day is day except a Saturday, Sunday or a day on which state or federal banks doing business in Clark County, Nevada or required to close. All prorations shall be made on an “actual days” basis, based on a 365-day year.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.
“SELLER”
Pioneer Americas LLC, a Delaware limited liability company as successor to Pioneer Chlor Alkali Company Inc.

By:	/s/ Michael Y. McGovern

Its: President
“BUYER”
Marnell Properties, LLC a Nevada limited liability company

By:	/s/ Brad Schnepf

Its: President

ESCROW HOLDER APPROVES THE ESCROW PROVISIONS AND SPECIFIC INSTRUCTIONS TO ESCROW HOLDER SET FORTH IN THE FOREGOING AGREEMENT AND AGREES TO ACT IN ACCORDANCE THEREWITH.
NEVADA TITLE COMPANY

By:	Date: June ___, 2005

Its: